ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and Board of Directors of Ableauctions.com, Inc.:

We have audited the accompanying consolidated balance sheet of Ableauctions.com, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether these financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and  its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States.

“Cinnamon Jang Willoughby & Company”

Chartered Accountants

Burnaby, Canada

March 15, 2006

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.  Telephone: +1 604 435 4317.  Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of  International. A world-wide organization of accounting firms and business advisors

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

	DECEMBER 31
		(Restated -Note 3)
	2005	2004
ASSETS
Current
Cash and cash equivalents	$955,554	$182,305
Marketable securities	3,091,017	8,645,570
Accounts receivable – trade, net of allowance (Note 4)	1,549,567	861,439
Loans receivable (Note 5)	2,155,469	252,745
Inventory	1,266,777	961,345
Prepaid expenses	268,358	183,616
Current portion of notes receivable	5,168	71,544
	9,291,910	11,158,564
Notes Receivable (Note 6)	-	4,992
Intangible Assets (Note 7)	362,900	196,376
Property and Equipment (Note 8)	2,950,357	506,260
Property Held for Development (Note 9)	1,658,901	-

	$14,264,068	$11,866,192
LIABILITIES
Current
Accounts payable and accrued liabilities	$79,388	$138,757
Deferred revenue	-	52,425
Bank loan (Note 10)	1,395,349
	1,474,737	191,182
Long Term
Investor Deposit (Note 13)	-	100,254
	1,474,737	291,436
STOCKHOLDERS’ EQUITY (DEFICIENCY)

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
62,406,834 common shares at December 31, 2005
61,621,065 common shares at December 31, 2004	62,406	61,621
Additional paid-in capital	37,231,271	36,751,076

Deferred Compensation	-	(15,954)
Deficit	(24,854,830)	(25,292,012)
Accumulated Other Comprehensive Income (Loss)	350,484	70,025
	12,789,331	11,574,756
Contingent Liabilities (Note 22)
	$14,264,068	$11,866,192

Approved By The Directors:

“Abdul Ladha”

“Barrett Sleeman”

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	YEAR ENDED DECEMBER 31
		(Restated - Note 3)
	2005	2004

Net Revenues
Sales & Commissions	$4,428,912	$4,423,171

Cost Of Revenues	(3,129,761)	(3,141,596)
Gross Profit	1,299,151	1,281,575

Investment Income (Note 14)	773,572	650,795

	2,072,723	1,932,370

Operating Expenses
Accounting and legal	47,055	92,658
Advertising and promotion	105,215	119,876
Automobile and travel	62,272	70,223
Bad debts	(33,175)	231,743
Commission	293,420	316,847
Consulting	-	5,345
Depreciation and amortization of fixed assets	147,844	99,757
Insurance	24,279	14,330
Interest	9,188	-
Investor relations and shareholder information	41,827	29,791
Management fees, salaries and benefits	742,839	381,293
Office and administration	92,290	75,068
Rent, utilities and maintenance	88,063	130,042
Telephone and internet	117,098	90,436
	1,738,215	1,657,409
Income Before Other Items	334,508	274,961

Other Items
Share of net income of joint venture	-	5,670
Gain on legal settlement (Note 17)	99,518	(40,000)
Foreign exchange gain	3,156	298,476
	102,674	264,146

Income From Continuing Operations	437,182	539,107
Gain On Disposition Of Subsidiaries And Businesses (Note 18)	-	13,832
Loss From Discontinued Operations	-	(54,752)

Income For The Year	$437,182	$498,187

Basic And Diluted Earnings Per Share
Income from continuing operations	$0.007	$0.010
Income for the year	$0.007	$0.009

Weighted Average Number Of Shares Outstanding	62,283,763	55,679,946

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

	YEAR ENDED DECEMBER 31
		(Restated- Note 3)
	2005	2004

Income For The Year	$437,182	$498,187

Other Comprehensive Income, net of tax
Foreign currency translation adjustments	280,459	55,045

Consolidated Comprehensive Income	$717,641	$553,232

Basic And Diluted Comprehensive Income Per Share	$0.012	$0.010

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	YEAR ENDED DECEMBER 31
		(Restated- Note 3)
	2005	2004
Cash Flows from Operating Activities
Income for the year from continuing operations	$437,182	$539,107
Non-cash items included in net loss:
Depreciation and amortization	147,844	99,757
Stock based compensation	15,954	65,957
Joint venture share of income	-	(5,670)
	600,980	699,151
Changes in operating working capital items:
(Increase) Decrease in accounts receivable	(688,128)	(441,518)
(Increase) Decrease in inventory	(305,432)	(557,328)
Increase (Decrease) in prepaid expenses	(84,742)	(143,836)
Increase (Decrease) in accounts payable and accrued liabilities	(59,369)	32,223
Increase (Decrease) in deferred revenue	(52,425)	(2,673)
	(589,116)	(413,981)

Cash Flows from Investing Activities
Purchase of property and equipment, net	(2,536,108)	(192,159)
Purchase of property held for development	(1,658,901)	-
(Increase) Decrease in marketable securities	5,554,553	(5,768,369)
Loan advances	(1,902,724)	(116,518)
Investment in intangible assets	(222,357)	(196,376)
Investment in joint venture	-	136,986
Note receivable	71,368	81,059
	(694,169)	(6,055,377)

Cash Flows from Financing Activities
Proceed from Bank Loan	1,395,349	-
Investor deposit received		100,254
Issuance of share capital		3,000,000
Exercise of warrants		555,151
Exercise of stock options	380,726	2,199,765
	1,776,075	5,855,170

Change in Cash and Cash Equivalents for the Year	492,790	(614,188)
Net Cash Used In Discontinued Operations	-	(5,157)
Cash and Cash Equivalents, Beginning Of Year	182,305	738,226
Effect of Exchange Rates on Cash	280,459	63,424

Cash and Cash Equivalents, End of Year	$955,554	$182,305

Supplemental Disclosures With Respect To Cash Flows (Note 15)

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

DECEMBER 31, 2005

				ACCUMULATED	DEFERRED
			ADDITIONAL	OTHER	OPTION		TOTAL
	COMMON STOCK		PAID-IN	COMPREHENSIVE	PLAN		STOCKHOLDERS’
	SHARES	AMOUNT	CAPITAL	INCOME	COMPENSATION	DEFICIT	EQUITY

Balance, December 31, 2003	49,845,020	$49,845	$30,972,186	$14,980	$(46,161)	$(25,790,199)	$5,200,651

Private placement (Note 11)	4,615,385	4,615	2,995,385				3,000,000
Warrants issued to agent			19,478				19,478
Share issuance costs			(19,478)				(19,478)
Exercise of warrants	760,660	761	554,390				555,151
Exercise of stock options	6,400,000	6,400	2,193,365				2,199,765
Deferred option plan compensation					30,207		30,207
Stock based compensation			35,750				35,750
Translation adjustment				55,045			55,045
Income for the year						498,187	498,187

Balance, December 31, 2004 (Restated-Note 3)	61,621,065	$61,621	$36,751,076	$70,025	$(15,954)	$(25,292,012)	$11,574,756

Exercise of stock options	785,769	785	480,195				480,980
Deferred option plan compensation					15,954		15,954
Translation adjustment				280,459			280,459
Income for the year						437,182	437,182

Balance, December 31, 2005	62,406,834	$62,406	$37,231,271	$350,484	$-	$(24,854,830)	$12,789,331

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company provides services to businesses to assist with managing merchandise.  Through its subsidiary, Unlimited Closeouts, Inc., it provides liquidation services to businesses with overstock.  Through its subsidiary iCollector.com Technologies Ltd., it provides auction broadcast technology and facilitator services that allow businesses to take advantage of the on-line auction marketplace.  Through its subsidiary, Rapidfusion Technologies, Inc., it develops and sells point-of-sale software.  Through Ableauctions.com Inc., it manages an investment portfolio.  During the 2005 year, it expanded its business through its subsidiary, Stanford Development Corporation.  Stanford Development Corporation manages various types of investments.

The Company's operating subsidiaries are:

Able Auctions (1991) Ltd., a Canadian-based investment business.

Ableauctions.com (Washington) Inc., a U.S.-based auction business.

            Rapidfusion Technologies Inc., a Canadian-based Internet auction business.

Icollector.Com Technologies Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

ICollector International, Ltd., a US-based Internet auction business

Unlimited Closeouts Inc., a US-based liquidation business.

Itrustee.Com Technologies Ltd., a Canadian-based liquidation business

Itrustee.Com International, Ltd. a US-based liquidation business.

0716590 B.C.

Ltd., a Canadian-based real estate holding company.

0723074 B.C. Ltd., a Canadian-based real estate holding company.

Effective December 31, 2005, two of the subsidiaries, Itrustee.com Technologies Ltd. and Able Auctions (1991) Ltd. were amalgamated under the name of Stanford Development Corporation.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES

a)

Principles of Consolidation

These consolidated financial statements include the accounts of Ableauctions.com, Inc. and its wholly owned subsidiaries, from the dates of acquisition.

b)

Foreign Currency Translation

The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52").  Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates.  Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date.  Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.  Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income.  Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

Financial statements of the Company's Canadian subsidiaries (see Note 1) are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities.  The Company's investments in the structural capital of the Canadian subsidiaries have been recorded at the historical cost in U.S. dollars.  The resulting gains or losses are reported as a separate component of stockholders' equity.   The functional currency of the Canadian subsidiaries, is the local currency, the Canadian dollar.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

2.  SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.

d)

Cash and Cash Equivalents

Cash and cash equivalents includes cash, and highly liquid investments with original maturities of three months or less.

e)

Marketable Securities

The Company accounts for its trading securities in accordance with SFAF 115-Accounting for Certain Investments in Debt and Equity Securities, which governs the accounting for all debt and equity securities that have readily determinable fair value. The company’s marketable securities consist of term deposits, bonds, income trusts and equity.  These investments are recorded on the balance sheet at fair value and are recorded on the statement of cash flows as a component of operating activities.  These investments represent a substantial portion of the company’s overall income, and accordingly unrealized and realized income and losses from these investments are included in the statement of operations.

f)

Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, marketable securities, accounts receivable, loans receivable, notes receivable, and accounts payable and accrued liabilities, approximated fair value at December 31, 2005.

g)

Inventory

Inventory is stated at the lower of cost and estimated net realizable value.

h)

Software Development

The Company has adopted Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", as its accounting policy for internally developed computer software costs.  Under SOP 98-1, computer software costs incurred in the preliminary development stage are expensed as incurred.  Computer software costs incurred during the application development stage are capitalized and amortized over the software's estimated useful life.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

i)

Property and Equipment, Depreciation and Amortization

Property and equipment are recorded at cost.  The cost of property and equipment is depreciated using the declining balance method at the following annual rates:

Building	4%
Furniture, fixtures and equipment	20%
Server equipment	10%
Computer equipment	30%
Computer software	10%
Vehicles	30%

Leasehold improvements are amortized using the straight-line method over the terms of the leases.

j)

Intangible Assets

Intangible assets consist of a non-competition covenant, and are recorded at cost and amortized on a straight-line basis over the life of the agreement.

k)

Impairment of Long-Lived Assets

The Company periodically evaluates potential impairments of its long-lived assets, including intangibles.  When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, the Company evaluates the projected undiscounted cash flows related to the assets.  If these cash flows are less than the carrying value of the assets, the Company measures the impairment using discounted cash flows or other methods of determining fair value.

Long-lived assets to be disposed of are carried at the lower of cost or fair value less estimated costs of disposal.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

l)

Revenue Recognition

The Company's net revenues result from fees and revenue associated with internet based listing fees and auction activities.  Internet related listing fees are derived principally from enabling independent auction houses to simultaneously broadcast their auctions over the Internet. These fees are recognized upon successful completion of each individual auction when the final terms of sales and commissions have been determined.

The Company generally earns revenues from its auction activities either through consignment sales, or through sales of inventory purchased by the Company.  For consignment sales, the Company earns auction fees charged to consignees, and buyer's premiums charged to purchasers, determined as a percentage of the sale price.  For inventory sales, the Company earns a profit or incurs a loss on the sale, to the extent the purchase price exceeds or is less than the purchase price paid for such inventory.

For each type of auction revenue, an invoice is rendered to the purchaser, and revenue is recognized by the Company, at the date of the auction.  The auction purchase creates a legal obligation upon the purchaser to take possession of, and pay for the merchandise.  This obligation generally provides the Company with reasonable assurance of collection of the sale proceeds, from which the Company's earnings are derived, including the fees from consignees and purchasers, as well as resale profits.

m)

Acquisitions and Goodwill

All business acquisitions have been accounted for under the purchase method and, accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill in the consolidated balance sheet.  The results of operations, changes in equity and cash flows of acquired companies are included in operations only for the period between the date of acquisition and the end of the financial year.

All goodwill arising from acquisitions of businesses was written off in previous periods.

n)

Advertising Costs

The Company recognizes advertising expenses in accordance with Statement of Position 98-7, "Reporting on Advertising Costs".  As such, the Company expenses the cost of communicating advertising in the period in which the advertising space or airtime is used.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

o)

Income Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128").  Under SFAS 128, basic and diluted earnings per share are to be presented.  Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period.  Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

p)

Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, based upon currently available information, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

q)

Segmented information

Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information", establishes standards for reporting information about the operating and geographic segments of the Company's business.  Currently, the nature and extent of the Company's operations are such that it operates in only one reportable segment, as an auction house and liquidator.  Information regarding the Company's geographic segments is set forth in Note 24.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

2.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

r)

Stock Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."  Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company adopts the disclosure provisions of SFAS 123 for stock options granted to employees and directors.  The Company discloses on a supplemental basis, the pro-forma effect of accounting for stock options awarded to employees and directors, as if the fair value based method had been applied, using the Black-Scholes model.

3.

RESTATEMENT

In March 2006, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain balances as at December 31, 2004 required adjustment.

During the year ended December 31, 2004, the company recorded marketable securities at cost.  While preparing its financial statements for the year ended December 31, 2005, it determined that the marketable securities should have been recorded at fair value.   The effect of the necessary restatement is an increase to the carrying amounts of marketable securities by $269,474 and to increase investment income by $269,474 for the fourth quarter of 2004.

Additionally, while preparing its financial statements for the year ended December 31, 2005, the Company determined that certain accounts receivable at December 31, 2004, which had been outstanding for over one year, should have been offset by an allowance for doubtful accounts.   The company has restated its 2004 financial statements to reflect a provision for bad debt related to these accounts.  The effect of this restatement is to decrease the carrying value of accounts receivable by $200,524, increase bad debts expense by $192,531, and decrease accumulated other comprehensive income by $7,991 for the fourth quarter.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

3.     RESTATEMENT (Continued)

The following presents the effect on the Company’s previously issued financial statements for the year ended December 31, 2004:

Balance Sheet as at December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Marketable securities	$ 8,376,096	$ 269,474	$ 8,645,570
Accounts receivable – trade, net of allowance	1,061,963	(200,524)	861,439
Accumulated other comprehensive income (loss)	78,016	(7,991)	70,025
Deficit	(25,368,953)	76,941	(25,292,012)

Statement of operations for the year ended December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Bad debts	$ 39,212	$ 192,531	$ 231,743
Management fees, salaries and benefits	346,182	35,111	381,293
Expenses	1,469,767	187,642	1,657,409
Investment income	346,212	304,583	650,795
Income from continuing operations	462,166	76,941	539,107
Income for the year	421,246	76,941	498,187
Basic and diluted earnings per share – Income from continuing operations	0.008	0.002	0.010
Basic and diluted earnings per share – Income for the year	0.007	0.002	0.009

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

3.     RESTATEMENT (Continued)

Statement of comprehensive loss for the year ended December 31, 2004:

	Previously	Increase
	Reported	(Decrease)	Restated
Income for the year	$ 421,246	$ 76,941	$ 498,187
Other comprehensive income	63,063	(7,991)	55,045
Consolidated comprehensive income	484,282	68,950	553,232

Statement of cash flows for the year ended December 31, 2004:-

	Previously	Increase
	Reported	(Decrease)	Restated
Income (Loss) for the year from continuing operations	$ 462,166	$ 76,941	$ 539,107
(Increase) Decrease in marketable securities	(5,498,895)	(269,474)	(5,768,369)
(Increase) Decrease in accounts receivable	(642,042)	200,524	(441,518)
Change in cash and cash equivalents for the year	(622,179)	7,991	(614,188)
Effect of exchange rates on cash	71,415	(7,991)	63,424

The net effect of the correction is an increase of $76,941 in income from continuing operations, and a similar increase in the net income for the year.  As a result of the correction, the basic and diluted earnings per share also increased by $0.002 per share for income from continuing operations, and increased by $0.002 per share for the net income.

The changes to the figures for the 2004 year also include certain reclassifications made to conform to the presentation adopted for the 2005 year.

4.

ACCOUNTS RECIEVABLE

Accounts receivable is presented net of allowance for doubtful accounts.  The allowance was $21,533 at December 31, 2005 (December 31, 2004 : $55,555).

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

5

LOANS RECEIVABLE

	2005	2004

i) Loan advanced on July 13, 2005 in the amount of $187,500 CAN, bears interest at 11% per annum (interest is receivable at $1,751 CAN per month), with the principal due for repayment on July 13, 2006, and secured by a mortgage on the property of the borrower.	$161,498	$-

ii) Loan advanced on October 15, 2005 in the amount of $115,000 CAN, bears interest at 10% per annum (interest is receivable at $1,045 CAN per month), with the principal due for repayment on October 15, 2006, and secured by a mortgage on the property of the borrower.	99,052	-

iii) Loan advanced on October 17, 2005 in the amount of $2,200,000 CAN, bears interest at 9.75% per annum (interest is receivable at $17,875 CAN per month), with the principal due for repayment on October 17, 2006, and secured by a mortgage on the property of the borrower.	1,894,919	-

iv) Loan advanced in the amount of $150,000 CAN, bears interest at 10% per annum (interest is receivable at $1,266 CAN per month), with the principal due for repayment in 2005, and secured by a mortgage on the property of the borrower. The loan was collected in full during the 2005 year.	-	126,373

v) Loan advanced in the amount of $150,000 CAN, bears interest at 30% per annum (interest is receivable at $3,750 CAN per month), with the principal due for repayment in 2005, and secured by a mortgage on the property of the borrower. The loan was collected in full during the 2005 year	-	126,372

	$2,155,469	$252,745

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

6.

NOTE RECEIVABLE

	2005	2004

i) Note receivable, repayable $5,338 per month, without interest, due and paid by July 31, 2005, secured by the pledge and escrow to the Company of the shares from the purchaser of the assets of Able Auctions (1991) Ltd.	$-	$63,432

ii) Note receivable, repayable $750 CAN per month, without interest, due August 31, 2006, related to the discontinued operations of ANO as described in Note 18.	5,168	13,104

Less: Current portion	(5,168)	(71,544)

	$-	$4,992

7.

INTANGIBLE ASSETS

Intangible assets are comprised of the following:

		2005
		ACCUMULATED
	COST	AMORTIZATION	NET

Non-competition agreement	$150,000	$91,667	$58,333
Affiliate related relationship	100,000	5,833	94,167
Intellectual property	210,400	-	210,400

	$460,400	$97,500	$362,900

		2004
		ACCUMULATED
	COST	AMORTIZATION	NET

Non-competition agreement	$150,000	$41,667	$108,333
Affiliate related relationship	-	-	-
Intellectual property	88,043	-	88,043

	$238,043	$41,667	$196,376

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

7

INTANGIBLE ASSETS (continued)

Non-competition agreement consists of payments made to three former principals of a company that was a direct competitor of Ableauctions.  In consideration of payments received in 2004 for $150,000, the former principals agreed to cease any activities that directly compete with Ableauctions for a period of three years.  The cost is amortized on a straight-line basis over three years.

On June 1, 2005, the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.  The cost is amortized on a straight-line basis over ten years.

During the 2005 and 2004 years, the Company incurred development costs to enhance the current on-line auction technology.  These costs include fees paid to programmers to develop the systems, software and processes related to the enhancement.  The Company expects the final stage will be completed in the 2006 year, at which time they will start to amortize the costs over the estimated useful life of the technology.

Based on the carrying value of the identified intangible assets as at December 31, 2005, excluding the intellectual property that has not been completed, and assuming no subsequent impairment of the underlying assets, future annual amortization expense is expected to be as follows: 2006 - $60,000; 2007 - $18,333, 2008 - $10,000, 2009 - $10,000, 2010 - $10,000.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

8.  PROPERTY AND EQUIPMENT

		2005		2004

		ACCUMULATED	NET BOOK	NET BOOK
	COST	DEPRECIATION	VALUE	VALUE

Furniture and fixtures	$112,683	$43,821	$68,862	$51,017
Land	1,448,579	-	1,448,579	-
Building	965,719	19,314	946,405	-
Server equipment	1,162,532	852,207	310,325	344,805
Computer equipment	57,463	8,619	48,843	-
Computer software	188,477	143,827	44,650	41,638
Vehicles	30,653	6,542	24,111	2,889
Leasehold improvements	107,175	48,593	58,582	65,911

	$4,073,281	$1,122,923	$2,950,357	$506,260

9.   PROPERTY HELD FOR DEVELOPMENT

Property held for development at December 31, 2005 is comprised of the following:

COST
Coquitlam property (a)	$294,882
Surrey property (b)	1,364,019

$1,658,901

a)

On May 4, 2005, the Company, through its wholly owned subsidiary 0723074 B.C. Ltd., purchased a single dwelling house for the purpose of rental income located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The purchase price was $242,411 and was paid in cash.  During the 2005 year, additional costs were incurred in respect to improvements of the house, which were capitalized.  Subsequent to December 31, 2005, the house was sold as described in Note 23.

b)

On August 3, 2005, the company entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9643 King George Highway, Surrey, British Columbia V3T 2V3 (the “Property”).  The Agreement was subject to the company’s satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time the company released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The remaining balance was paid in cash on August 15, 2005.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.

10.   BANK LOAN

The Company maintains a bank operating line of credit with an authorized limit of $1,395,349, advances under which bear interest at the bank’s prime rate per annum.  The line of credit is secured by a provincial bond held by the Company in the amount of $1,350,000.  Subsequent to December 31, 2005, the bond was sold and the proceeds were used to pay off the line of credit.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

11.

WARRANTS

The Company has issued warrants entitling the holders to acquire common shares of the Company.  A summary of changes in unexercised warrants during the 2005 and 2004 years is presented below:

	Warrants @$0.54 (1)	Warrants @$0.44 (2)	Warrants @$0.80 (3)	Warrants @$0.80 (4)	Total
Outstanding, Dec 31, 2003	171,429	100,000	-	-	271,429
Granted during year	-	-	1,384,615	100,000	1,484,615
Exercised during year	(71,429)	(100,000)	(489,231)	(100,000)	(760,660)
Expired during year	-	-	-	-	-
Outstanding, Dec 31, 2004	100,000	-	895,384	-	995,384
Granted during year	-	-	-	-	-
Outstanding, Dec 31, 2005	100,000	-	895,384	-	995,384

(1) Exercisable until September 23, 2007, granted pursuant to private placement (Note 11(a))

(2) Exercisable until September 4, 2007, granted to agent for consulting services.

(3) Exercisable until December 30, 2007, granted pursuant to private placement (Note 11(b))

(4) Exercisable until December 30, 2007, granted to agent pursuant to private placement (Note 11(b))

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

12.

CAPITAL STOCK

Effective December 30, 2003, the Company completed a private placement of 4,615,386 units at a price of $0.65 per unit for gross proceeds of $3,000,000. The full amount net of share issuance costs was received in January 2004, and was reported in the 2004 year.  Each unit consists of one common share of the Company and 0.30 of a transferable share purchase warrant.  Each warrant entitles the holder to purchase one common share of the Company for a term of 4 years, at a price of $0.8021 a share.  In connection with the private placement, the agent was granted broker warrants to acquire up to 100,000 common shares of the Company at an exercise price of $0.8021 per share for a term of 4 years.  The company recognizes share issue costs of $19,478 during the 2004 year, representing the estimated fair market value of the warrants.

13.

INVESTOR DEPOSIT

The balance of investor deposit at December 31, 2004 represents amounts received from investors for which shares were not issued until year 2005.

14.

INVESTMENT INCOME

Investment income includes both the realized and unrealized trading gains.  The breakdown is as follows:

2005                  2004

Realized trading gains                     614,623                381,321

Unrealized trading gains                  158,949                269,474

Investment income                          773,572                650,795

15.

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	2005	2004

Cash paid for income taxes	$-	$-

Cash paid for interest	$9,188	$-

During the year ended December 31, 2005:

The Company recorded $15,954 as stock compensation expense.

During the year ended December 31, 2004:

The Company recorded $65,957 as stock compensation expense.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

16.

INCOME TAXES

At December 31, 2005, the Company has net operating losses carried forward of approximately $9,500,000 which expire in years ranging from 2007 to 2025.  The Company has provided a full valuation allowance of approximately $3,230,000 on the deferred tax asset because of the uncertainty of realizability.

A reconciliation of the Company’s effective income tax rate to the approximate combined federal, provincial and state statutory income tax rates of 34% [2004 – 36%] is as follows:

	2005 $	2004 $
Tax at statutory rate	148,642	179,347
Temporary differences for which tax benefit was recognized	(45,418)	(83,545)
Losses carried forward for which tax benefit was recognized	(103,224)	(95,802)
	-	-

Significant components of the Company’s deferred tax assets are as follows:

	2005 $	2004 $
Operating losses carried forward	3,230,000	3,518,000
Property and equipment	(126,000)	(105,000)
Intangible assets	(55,000)	(39,000)
Marketable securities	(54,000)	(97,000)
Total deferred tax assets	2,995,000	3,277,000
Valuation allowance	(2,995,000)	(3,277,000)
Net deferred tax assets	-	-

17.

LEGAL CLAIM

During the 2004 year, the Company and its subsidiary iCollector.com Technologies Ltd (‘iCollector’) commenced a lawsuit against a former officer of iCollector for alleged breach of fiduciary duty.  During the 2005 year, the Company incurred legal and related costs totaling $210,482 related to this matter.  A judgment awarding damages was issued in favor of the Company and iCollector, for a total of $417,300.  The former officer appealed the judgement.  The claim was subsequently settled for an amount of $310,000, resulting in a net gain on legal settlement to the Company of $99,518.

18.   DISCONTINUED OPERATIONS

Effective September 1, 2004, the company abandoned the computer resale operations of 652297 B.C. Ltd., which operated as ANO Office Automation (ANO). The Company sold the exclusive right to the names of ANO and customer lists in consideration for payment of the greater of $750 per month or 3% of gross sales per month generated from clients in the ANO client database, to a maximum of $3,000 per month for a period of 2 years.  The minimum entitlement under the agreement of $13,553 ($18,000 CAN) was recorded as Note Receivable.  The company reported a loss from discontinued operations of $54,752 in respect to the abandoned ANO business.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

19.   CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of marketable securities that are invested in debt securities, accounts receivable and loans receivable.

The Company’s investments in marketable securities include bonds, money market funds, and income trust funds.  Investments in bonds are usually with high-credit-quality counterparties such as the Provincial government.

The majority of the company’s trade receivables are derived from fees and revenue associated with internet based listing fees and auction activities.  The company’s largest customer accounted for 19% of net revenue for the 2005 year, and 34% for the 2004 year. At December 31, 2005, the largest customer accounted for 15% of net accounts receivable (47% of net accounts receivable at December 31, 2004). Management believes that the receivable balance from this customer does not represent a significant credit risk based on past collection experience.

20.

RELATED PARTY TRANSACTIONS

Except as disclosed elsewhere, during the years ended December 31, 2004 and December 31, 2005, the following payments were made to a company controlled by a director:

	2005	2004

Rent, leasehold improvements, and repairs and maintenance	$-	$18,443
Management fees	-	72,850

The Company, through its assignee and wholly owned subsidiary, 0716590 B.C. Ltd., exercised its option to purchase the commercial building and property that the Company currently leases for its head office.  The property was purchased from a private company that was wholly owned by the spouse of the president and director of the Company.  The purchase price was $2,221,316 ($2,750,000 CAN).

As at December 31, 2005, is $33,233.60 (2004:$0) included in accounts receivable during year end.  The transactions between related are recorded at their exchange amount, which is the amount agreed by the parties.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

21.

STOCK BASED COMPENSATION

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value.  The Company has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".  Accordingly, compensation cost for employee stock options is measured as the excess, if any, of quoted market price of the Company's stock at the date of grant over the option price.

No stock options were granted during the 2005 year.  Stock based compensation expense of $15,954 was recognized in the consolidated statement of operations in respect to stock options granted in prior years.

During the 2004 year, no non-employee stock options were granted.  However, stock based compensation expense of $65,957 was recognized in the consolidated statement of operations in respect to employee stock options granted.

A summary of the Company's stock option plan and changes during 2005 and 2004 are presented below:

	2005		2004
		WEIGHTED		WEIGHTED
	NUMBER	AVERAGE	NUMBER	AVERAGE
	OF	EXERCISE	OF	EXERCISE
	SHARES	PRICE	SHARES	PRICE

Outstanding, beginning of year	9,922,000	$0.30	2,545,000	$0.28

Granted	-	-	13,857,050	0.40
Exercised	(785,769)	0.24	(6,400,000)	0.37
Forfeited/Cancelled	-	-	(80,050)	0.37

Outstanding, end of year	9,136,231	0.40	9,922,000	0.39

Weighted average fair value of options granted during the year				$0.30

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

21.

STOCK BASED COMPENSATION (Continued)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2005:

		AVERAGE
RANGE OF	WEIGHTED	REMAINING
EXERCISE	NUMBER	CONTRACTUAL	NUMBER
PRICE	OUTSTANDING	LIFE	EXERCISABLE

$0.15 – 0.25	515,000	3 years	515,000
0.36	3,257,000	3 years	3,227,000
0.40 – 0.50	5,364,231	3 years	5,264,231
	9,136,231		9,006,231

At December 31, 2005, of the 9,136,231 options, 9,006,231 options were vested.  The remaining number of options will vest in 2006.

Compensation

Had compensation cost been recognized in respect to employee stock options on the basis of fair value, pursuant to Statement of Financial Accounting Standards No. 123, net income (loss) and income (loss) per share would have been adjusted as follows:

		(Note 3)
	2005	2004

Income for the year
As reported	$437,182	$498,187

Pro-Forma	$(2,622,598)	$280,763

Basic and diluted earnings per share
As reported	$0.007	$0.009

Pro-Forma	$(0.042)	$0.005

The fair value of employee options granted during the 2004 year was estimated using the Black-Scholes option pricing model assuming a dividend yield of 0.0%, expected volatility of 82%, risk free interest rate of 4% and weighted average expected option terms of 5 years

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

22.

CONTINGENT LIABILITIES

a)

The Company is ordinarily involved in claims and lawsuits which arise in the normal course of business.  Except as disclosed below, in managements opinion none of these claims will have a significant effect on the Company’s financial condition.

b)

The Company is a defendant in several legal actions commenced by certain trade creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $20,000 and will be recorded at the time of that determination, if necessary.

23.

SUBSEQUENT EVENTS

a)

On March 2, 2006, the Company, through its wholly owned subsidiary, 072304 B.C. Ltd., completed the sale of residential real estate located at 1880 Coleman Avenue in Coquitlam, British Columbia.  The sale price of the property was $388,608 cash. The sale price was negotiated between the Company and the buyers, Michael and Agnes Piotrowski. Mr. Piotrowski is employed by the Company.

During the period of the Company's ownership of the property, it invested approximately $25,000 in improvements.  In consideration of the purchase, the Company agreed to provide an additional $61,824 to the Purchaser to complete the improvements.  The Company also advanced a loan to the buyers in the amount of $55,000 (CAN) for a term of 1 year, bearing an interest rate of 10% per annum.  Interest is receivable monthly, with the principal due for repayment on February 9, 2007.  The loan is secured by the personal guarantee of the borrowers and a second mortgage on the property.

b)

Subsequent to December 31, 2005, the Company entered into loan arrangements with two commercial borrowers as follows:

i)

Loan advanced in January 2006 in the amount of $450,000 CAN, bears interest at 10% per annum (interest is receivable at $22,500 CAN every 6 months), with the principal due for repayment in January, 2008.  The loan is secured by a personal guarantee of the borrower, and a mortgage on the property.

ii)

Loan advanced in February 2006 in the amount of $603,750 CAN, bears interest at 11% per annum (interest is receivable at $5,534 CAN per month), with the principal due for repayment in February, 2007.  The loan is secured by a mortgage on the property.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

24.

SEGMENTED INFORMATION

The external sales and long-lived assets of the Company's businesses by geographical region are summarized below:

	2005	2004

External Sales
United States	$3,272,235	$3,511,671
Canada	1,156,677	911,500

	$4,428,912	$4,423,171

Long-Lived Assets
United States	$58,333	$108,333
Canada	4,913,825	599,295

	$4,972,158	$707,628

25.

RECENT ACCOUNTING PRONOUNCEMENTS

(i) In November of 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (Inventory Costs - An Amendment of ARB No. 43, Chapter 4) ("SFAS 151").  SFAS 151 amends the guidance in Accounting Research Bulletin ("ARB") No. 43, Chapter 4 (Inventory Pricing) to clarify the accounting for abnormal amounts of idle facility expense, excessive spoilage, double freight, and rehandling costs to be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal" as stated in ARB No. 43.  Additionally, SFAS 151 requires that allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities.  SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the year ended December 31, 2006.  The Company does not believe adoption of SFAS 151 will have a material effect on its financial position, cash flows or results of operations.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

25.

RECENT ACCOUNTING PRONOUNCEMENTS  (continued)

(ii) In December of 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions) ("SFAS 153").  SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchange of similar productive assets in paragraph 21(b) of Accounting Principles Board ("APB") Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance.  SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  SFAS 153 is effective for fiscal periods beginning after June 15, 2005, and must be applied prospectively. The Company does not believe adoption of SFAS 154 will have a material effect on its financial position, cash flows or results of operations.

(iii) In December of 2004, the FASB issued Statement of Financial Accounting Standards No. 123(R), (Share-Based Payment) (“SFAS 123R”). SFAS 123R requires employee share-based equity awards to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25 and allowed under the original provisions of SFAS No. 123. SFAS123R requires the use of an option pricing model for estimating fair value, which is then amortized to expense over the service periods. If the company had applied the provisions of SFAS 123R to the financial statements for 2005, net income would have been reduced by approximately $3 million. SFAS 123R allows for either prospective recognition of compensation expense or retrospective recognition. In the first quarter of 2006, the company began to apply the prospective recognition method and implemented the provisions of SFAS 123R.  The Company expects the adoption of SFAS 123R to result in stock compensation expense and therefore a reduction in net income in 2006 of approximately $36,000.  The Company’s actual stock compensation expense in 2006 could differ materially from this estimate depending on the timing and magnitude of any new awards, the number and mix of any new awards, changes in the market price or the volatility of the Company’s common stock, as well as unanticipated changes in the Company’s workforce.

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

25.

RECENT ACCOUNTING PRONOUNCEMENTS  (continued)

(iv) In May of 2005, the FASB issued Statement of Financial Accounting Standards No. 154, (Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”) (“SFAS 154”).  SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle.  Previously, voluntary changes in accounting principles were generally required to be recognized by way of a cumulative effect adjustment within net income during the period of the change.  SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the statement does not change the transition provisions of any existing accounting pronouncements.  The Company does not believe adoption of SFAS 154 will have a material effect on its financial position, cash flows or results of operations.